EXHIBIT 4.1(f)

EXECUTION COPY
AMENDMENT No. 1, dated as of January 26, 2001 (this
"Amendment"), to the 364-Day Competitive Advance, Revolving Credit and Guaranty Agreement dated as of October 23, 1997 (the "Credit Agreement"), among DENTSPLY INTERNATIONAL INC., a Delaware corporation (the
"Borrower"), the Guarantors named therein, the Banks from time to time party thereto (the "Banks"), THE CHASE MANHATTAN BANK, a
New York banking corporation ("Chase"), as Administrative Agent for the Banks, and ABN AMRO BANK N.V., as Documentation Agent for the
Banks.
The Borrower has requested that the Required Banks agree to amend the
Credit Agreement as set forth herein and the Required Banks are willing to agree to such amendment on the terms and subject to the conditions set forth herein. Each capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the
Credit Agreement.
Accordingly, the parties hereto agree as follows:
SECTION 1. Amendment to Credit Agreement. (a) Article I of the Credit Agreement is hereby amended by:
(i) adding to Section 1.01 the following definitions in appropriate alphabetical
order:
"'Alternate Currency' means British Pounds Sterling, Swiss
Francs, Euro and any other currency requested by the Borrower and approved by each Bank that is freely tradeable and exchangeable into dollars in the London market and for which an Exchange Rate can be determined by reference to the Reuters World Currency Page or another publicly available service for displaying exchange rates."
"'Calculation Date' means the last Business Day of each
calendar quarter."
"'Competitive Loan Exposure' means, with respect to any
Bank at any time, the aggregate principal amount of the outstanding Competitive Loans of such Bank."
"'Credit Exposure' means, in respect of any Bank, the sum of such Bank's Revolving Credit Exposure and its Competitive Loan Exposure." "'Dollar Equivalent' means (a) as to any Loan denominated in dollars, the principal amount thereof, and (b) as to any Loan denominated in an Alternate Currency, the Dollar Equivalent of the principal amount thereof, determined by the Administrative Agent pursuant to Section 1.03(a) using the Exchange Rate with respect to such Alternate Currency at the time in effect." "'Exchange Rate' means, on any day, with respect to any
Alternate Currency, the rate at which such Alternate Currency may be exchanged into dollars, as set forth at approximately 11:00 a.m., London time, on such date on the Reuters World Currency Page for such Alternate Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to the.



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applicable Bloomberg System page, or, in the event that such rate does not appear on such page, such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Alternate Currency are then being conducted, at or about 11:00 a.m., London time, on such date for the purchase of dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error."
"'Revolving Credit Exposure' means, with respect to any Bank at any time, the sum of (a) the outstanding principal amount of such Bank's Revolving Credit Loans denominated in dollars and (b) the Dollar Equivalent of the outstanding principal amount of such Bank's Revolving Credit Loans denominated in Alternate Currencies.";
(ii) by replacing in the definition of "LIBOR" in Section 1.01 the reference to "dollar deposits" with the words "deposits in the applicable currency"; and
(iii) by adding a new Section 1.02 as follows:
"Section 1.02. Exchange Rates. (a) Not later than
1:00 p.m., London time, on each Calculation Date, the Administrative
Agent shall (i) determine the Exchange Rate as of such Calculation
Date with respect to each Alternate Currency and (ii) give notice thereof to the Banks and the Borrower. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a "Reset
Date"), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 10.12 or any other provision expressly requiring the use of a current
Exchange Rate) be the Exchange Rates employed in converting any amounts between dollars and Alternate Currencies.
(b) Not later than 5:00 p.m., London time, on each Reset Date and each date on which a Borrowing shall occur, the Administrative Agent shall (i) determine the Dollar Equivalent of the aggregate principal amount of the Loans then outstanding that are denominated in Alternate Currencies (after giving effect to any Loans made or repaid on such date) and (ii) notify the Borrower of the aggregate Credit Exposures of the Banks."
(b) Article II of the Credit Agreement is hereby amended by amending and restating in their entirety Sections 2.01, 2.02, 2.05, 2.07, 2.08, 2.09, 2.11, 2.13, 2.16, 2.18 and
2.21 as follows:



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"SECTION 2.01. Commitments. (a) Subject to the terms and
conditions hereof and relying upon the representations and warranties herein set forth, each Bank agrees, severally and not jointly, to make Revolving Credit Loans to the Borrower, in dollars or one or more Alternate Currencies, at any time and from time to time on and after the Effective Date and until the earlier of the Termination
Date or the termination of the Commitment of such Bank, in an aggregate principal amount at any time outstanding not to exceed such Bank's Commitment minus the amount by which the Competitive Loans outstanding at such time shall be deemed to have used such Commitment pursuant to Section 2.18, subject, however, to the conditions that (a) at no time shall (i) the sum of (A) the outstanding aggregate principal amount of all Revolving Credit Exposures of all Banks plus (B) the outstanding aggregate principal amount of all Competitive Loans made by all Banks exceed (ii) the Total Commitment and (b) at all times (except as expressly contemplated by the last sentence of Section 2.12(d)) the Revolving Credit Exposure of each Bank shall equal the product of (i) such Bank's Applicable Commitment Percentage and (ii) the outstanding aggregate Revolving Credit Exposures.
(b) Within the foregoing limits, the Borrower may borrow, pay or repay and reborrow hereunder, on and after the Effective Date and prior to the
Termination Date, upon the terms and subject to the conditions and limitations set forth herein."
"SECTION 2.02. Loans. (a) Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Loans made by the Banks ratably in accordance with their Commitments; provided, however, that the failure of any Bank to make any Revolving Credit Loan shall not in itself relieve any other Bank of its obligation to lend hereunder (it being understood, however, that no Bank shall be responsible for the failure of any other Bank to make any Loan required to be made by such other Bank). Each Competitive Loan shall be made in dollars in accordance with the procedures set forth in Section 2.04. The Competitive Loans comprising any
Borrowing shall be denominated in dollars in an aggregate amount that is at least
$5,000,000 and in an integral multiple of $1,000,000. The Revolving Credit Loans comprising any Borrowing shall be in a minimum amount of $5,000,000 (or the Dollar Equivalent thereof) and, in the case of Loans denominated in dollars, an integral multiple of $1,000,000, or an aggregate principal amount equal to (or the
Dollar Equivalent of which is equal to) the remaining balance of the available
Commitments.
(b) Each Competitive Borrowing shall be comprised entirely of LIBOR Competitive Loans or Fixed Rate Loans, and each Revolving Credit Borrowing shall be comprised entirely of LIBOR Revolving Credit Loans, or, in the case of a Borrowing denominated in dollars, ABR Loans, as the Borrower may request pursuant to Section 2.04 or 2.05, as applicable. Each Bank may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Bank to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and the applicable Note. Borrowings of more than one Interest
Rate Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in an aggregate of more than 12 separate Revolving Credit Loans of any one Bank being outstanding hereunder at any one time. For purposes of the calculation.



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required by the immediately preceding sentence, LIBOR Revolving Credit Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans and all Loans of a single Interest Rate Type made on a single date shall be considered a single Loan if such Loans have a common Interest Period.
(c) Subject to Section 2.06, each Bank shall make each Loan (other than Loans denominated in Alternate Currencies) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon, New York
City time, and the Administrative Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Borrower with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Banks as soon as practicable. Competitive Loans shall be made by the Bank or Banks whose Competitive Bids therefor are accepted pursuant to Section 2.04 in the amounts so accepted and Revolving Credit Loans shall be made by the Banks pro rata in accordance with Section 2.18. Each Bank shall make each Loan denominated in an Alternate Currency to be made by it hereunder on the proposed date thereof by wire transfer of such immediately available funds as may then be customary for the settlement of international transactions in the applicable
Alternate Currency, by 11:00 a.m., London time, to an account designated by the
Administrative Agent. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in London and designated by the Borrower in the applicable Revolving Credit Borrowing Request or Competitive Bid Request or to such other account as may be specified in the applicable Revolving Credit Borrowing Request or Competitive Bid Request. Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have made such portion available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Effective Rate, or, in the case of any amount denominated in an
Alternate Currency, such other rate as shall be specified by the Administrative Agent as representing its cost of overnight or short-term funds. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Bank's Loan as part of such Borrowing for purposes of this Agreement.
(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date."



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"SECTION 2.05. Revolving Credit Borrowing Procedure. (a) In
order to effect a Revolving Credit Borrowing, the Borrower shall hand deliver or
telecopy to the Administrative Agent a Borrowing notice in the form of
Exhibit A-5
(a) in the case of a LIBOR Revolving Credit Borrowing, not later than 12:00 noon,
New York City time, three Business Days before a proposed Borrowing, and (b)
in
the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the day of a proposed Borrowing. No Fixed Rate Loan shall be requested or made pursuant to a Revolving Credit Borrowing Request. Such notice shall be irrevocable and shall in each case specify (a) whether the Borrowing then being requested is to
be a LIBOR Revolving Credit Borrowing or an ABR Borrowing, (b) whether such Borrowing is to be in dollars or an Alternate Currency (and if in an Alternate
Currency, such Alternate Currency), (c) the date of such Revolving Credit Borrowing
(which shall be a Business Day) and the amount thereof and (d) if such
Borrowing
is to be a LIBOR Revolving Credit Borrowing, the Interest Period with respect thereto (which may not end after the Maturity Date). If no election as to the Interest
Rate Type of Revolving Credit Borrowing is specified in any such notice, then the
requested Revolving Credit Borrowing shall be an ABR Borrowing. If no
Interest
Period with respect to any LIBOR Revolving Credit Borrowing is specified in any
such notice, then the Borrower shall be deemed to have selected an Interest
Period
of one month's duration. If the Borrower shall not have given notice in accordance
with this Section 2.05 of its election to refinance a Revolving Credit Borrowing prior to the end of the Interest Period in effect for such Borrowing, then (a) in the case of a Borrowing in dollars, the Borrower shall (unless such Borrowing is repaid at the
end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing and (b) in the case of a Borrowing in an Alternate Currency, such Borrowing shall be due and payable at the end of such Interest Period. The Administrative Agent shall promptly advise the
Banks of any notice given pursuant to this Section 2.05 and of each Bank's portion
of the requested Borrowing.
(b) In the event that any LIBOR Revolving Credit Borrowing
remains outstanding which has an Interest Period ending on any date after the Termination Date, the Borrower shall elect a new Interest Period for each such
Borrowing in accordance with the procedures set forth in Section 2.05(a)
above as
if such Borrowing were a new Borrowing; provided that (i) in no event may any Interest Period so selected end on a date after the Maturity Date, and (ii) if the
Borrower shall fail to give notice of a new Interest Period for such a
Revolving
Credit Borrowing prior to the end of the Interest Period in effect for such Borrowing, then (a) in the case of a Borrowing in dollars, the Borrower shall be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing (unless such Borrowing is repaid at the end of such Interest Period) and (b) in the case of a Borrowing in an Alternate Currency, such Borrowing shall be due and payable at the end of such Interest Period."
"SECTION 2.07. Fees. (a) The Borrower agrees to pay to each
Bank, through the Administrative Agent, on each March 31, June 30, September
30
and December 31 and on the Maturity Date or any earlier date on which the Commitment of such Bank shall have been terminated and the outstanding Loans of such Bank repaid in full, a facility fee (a "Facility Fee") on the Commitment of such
Bank, whether used or unused, and, after the Commitment of such Bank shall have been terminated, on the outstanding principal amount of such Bank's Revolving



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Credit Exposure, during the quarter ending on the date such payment is due
(or
shorter period commencing with the date of this Agreement or ending with the Maturity Date or any earlier date on which the Commitments shall have been terminated and the outstanding Loans of such Bank repaid in full), at a rate per annum equal to (i) from the date of this Agreement through the Termination Date, the Facility Fee Percentage, and (ii) thereafter, the Term-Out Applicable Percentage from time to time in effect (as determined in accordance with Section 2.09(e)). All
Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Facility Fee due to each Bank shall commence to accrue on the Closing Date and shall cease to accrue on the Maturity Date or any earlier date on which the Commitment of such Bank shall have been terminated and the outstanding Loans of such Bank repaid in full.
(b) The Borrower agrees to pay the Administrative Agent, for its own account, the fees provided for in the letter agreement, dated September 17, 1997, between the Borrower and the Administrative Agent.
(c) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the
Banks. Once paid, none of the fees shall be refundable under any circumstances."
"SECTION 2.08. Notes; Repayment of Loans. The Competitive
Loans made by each Bank shall be evidenced by a single Competitive Note duly executed on behalf of the Borrower, dated the Closing Date, in substantially the form attached hereto as Exhibit B-1 with the blanks appropriately filled, payable to the order of such Bank in a principal amount equal to the Total Commitment. The Revolving Credit Loans made by each Bank shall be evidenced by a single Revolving
Credit Note duly executed on behalf of the Borrower, dated the Closing Date, in substantially the form attached hereto as Exhibit B-2 with the blanks appropriately filled, payable to the order of such Bank in a principal amount equal to the Commitment of such Bank. The outstanding principal balance of each Competitive
Loan or Revolving Credit Loan, as evidenced by the relevant Note, shall be payable
(a) in the case of a Competitive Loan, on the last day of the Interest Period applicable to such Competitive Loan and on the Maturity Date and (b) in the case of a Revolving Credit Loan, on the Maturity Date in the currency of such Loan. Each
Competitive Note and each Revolving Credit Note shall bear interest from the date thereof on the outstanding principal balance thereof as set forth in Section
2.09. Each
Bank shall, and is hereby authorized by the Borrower to, endorse on the schedule to the relevant Note held by such Bank (or on a continuation of such schedule attached to each such Note and made a part thereof), or otherwise to record in such Bank's internal records, an appropriate notation evidencing the date, currency and amount of each Competitive Loan or Revolving Credit Loan, as applicable, of such Bank, each payment or prepayment of principal of any Competitive Loan or Revolving Credit Loan, as applicable, and the other information provided on such schedule;
provided, however, that the failure of any Bank to make such a notation or any error therein shall not in any manner affect the obligation of the Borrower to repay the
Competitive Loans or Revolving Credit Loans, as applicable, made by such Bank in accordance with the terms of the relevant Note."
"SECTION 2.09. Interest on Loans. (a) Subject to the provisions of
Sections 2.10 and 2.11, the Loans comprising each LIBOR Borrowing shall bear



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interest (computed on the basis of the actual number of days elapsed over a year of
360 days) at a rate per annum equal to (i) in the case of each LIBOR
Revolving
Credit Loan, LIBOR for the Interest Period in effect for such Borrowing plus the
Applicable Percentage and (ii) in the case of each LIBOR Competitive Loan, LIBOR for the Interest Period in effect for such Borrowing plus the Margin offered by the
Bank making such Loan and accepted by the Borrower pursuant to Section 2.04; provided, however, that subject to the provisions of Sections 2.10 and 2.11, all
LIBOR Revolving Credit Loans which shall remain outstanding after the Termination
Date shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at all times after the Termination Date at a rate per annum equal to LIBOR for the Interest Period in effect for such Borrowing plus the Term-Out
Applicable Percentage.
(b) Subject to the provisions of Section 2.10, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate.
(c) Subject to the provisions of Section 2.10, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Bank making such Loan and accepted by the Borrower pursuant to Section 2.04.
(d) Interest on each Loan shall be payable on each Interest Payment
Date applicable to such Loan in the currency of such Loan. The LIBOR or the Alternate Base Rate for each Interest Period or day within an Interest Period shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(e) The Term-Out Applicable Percentage shall be determined based on the Consolidated Interest Coverage Ratio at the end of the most recent fiscal quarter for which financial statements have been delivered under Section
5.05 and
based on the period of four fiscal quarters then ended treated as a single accounting period."
"SECTION 2.11. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a LIBOR Borrowing, the Administrative Agent shall have determined that deposits in the applicable currency in the amount of the requested principal amount of such LIBOR Borrowing are not generally available in the London interbank market, or that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to any Bank of making or maintaining such LIBOR Loans during such Interest Period, or that reasonable means do not exist for ascertaining the LIBOR Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopier notice of such determination to the
Borrower and the Banks. In the event of any such determination, until the Administrative Agent shall have determined that circumstances giving rise to such notice no longer exist, (a) any request by the Borrower for a LIBOR Competitive
Borrowing pursuant to Section 2.04, and any request for a LIBOR Revolving
Credit
Borrowing in an Alternate Currency, shall be of no force and effect and shall be



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denied by the Administrative Agent and (b) any request by the Borrower for a
LIBOR
Revolving Credit Borrowing in dollars pursuant to Section 2.05 shall be deemed to
be a request for an ABR Loan. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error; provided, however, that if a determination is made that dollar deposits in the amount of the requested principal amount of such LIBOR Borrowing are not generally available in the London interbank market, or that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Bank of making or maintaining such
LIBOR Loans during such Interest Period, or that reasonable means do not exist for
ascertaining the LIBOR Rate, the Administrative Agent shall promptly notify the
Borrower of such determination in writing and the Borrower may, by notice to the
Administrative Agent given within 24 hours of receipt of such notice, withdraw the
request for the LIBOR Competitive Borrowing or the LIBOR Revolving Credit Borrowing, as applicable."
"SECTION 2.13. Prepayment of Loans. (a) Prior to the Maturity
Date the Borrower shall have the right at any time to prepay any Revolving
Credit
Borrowing, or, with the consent of the particular Bank or Banks to receive the
prepayment, any Competitive Borrowing (which consent may be withheld in such Bank's or Banks' sole discretion), in whole or in part, subject to the requirements of
Section 2.17 and 2.18 but otherwise without premium or penalty, upon prior written
or telecopy notice to the Administrative Agent before 12:00 noon, New York
City
time, at least one Business Day prior to such prepayment in the case of an ABR Loan and at least three Business Days prior to such prepayment in the case of a
LIBOR
Loan or Fixed Rate Loan; provided, however, that each such partial prepayment shall
be in a minimum aggregate principal amount of $5,000,000 (or the Dollar
Equivalent
thereof) and, in the case of a Borrowing denominated in dollars, an integral multiple of $1,000,000.
(b) On the date of any termination or reduction of the Total
Commitment pursuant to Section 2.12, the Borrower shall pay or prepay so much of
the Revolving Credit Loans as shall be necessary in order that the aggregate Credit
Exposures will not exceed the Total Commitment following such termination or reduction. Subject to the foregoing, any such payment or prepayment shall be applied to such Borrowing or Borrowings as the Borrower shall select. All prepayments under this Section 2.13(b) shall be subject to Sections 2.17 and 2.18.
(c) On any date when the aggregate Credit Exposures (after giving effect to any Borrowings effected on such date) exceed the Total Commitment, the
Borrower shall make a mandatory prepayment of the Revolving Credit Loans in such
amount as may be necessary to eliminate such excess. Any prepayments required by
this paragraph shall be applied to outstanding ABR Loans up to the full amount
thereof before they are applied to outstanding LIBOR Revolving Credit Loans.
(d) Each notice of prepayment shall specify the specific Borrowing, the prepayment date and the aggregate principal amount of each Borrowing to be
prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein. All prepayments under this Section 2.13 shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment."



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"SECTION 2.16. Change in Legality. (a) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Bank to make or maintain any LIBOR Loan or to give effect to its obligations to make LIBOR Loans as contemplated hereby, then, by written notice to the Borrower and to the
Administrative Agent, such Bank may:
(i) declare that LIBOR Loans will not thereafter be made by such Bank hereunder, whereupon such Bank shall not submit a Competitive Bid in response to a request for LIBOR Competitive Loans and the Borrower shall be prohibited from requesting LIBOR Revolving Credit Loans from such Bank hereunder unless such declaration is subsequently withdrawn;
(ii) require that all outstanding LIBOR Loans made by it and denominated in dollars be converted to ABR Loans, in which event (A) all such LIBOR Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.16(b) and (B) all payments and prepayments of principal which would otherwise have been applied to repay the converted LIBOR Loans shall instead be applied to repay the ABR Loans resulting from the conversion of such LIBOR Loans; and
(iii) declare all outstanding LIBOR Loans made by it and denominated in an Alternate Currency due and payable in full.
(b) For purposes of this Section 2.16, a notice to the Borrower by any Bank pursuant to Section 2.16(a) shall be effective on the date of receipt thereof by the Borrower.
(c) Notwithstanding the foregoing, if the affected Bank can continue to offer LIBOR Loans by transferring LIBOR Loans to another existing lending office of such Bank, such Bank agrees to so transfer the LIBOR Loans unless doing so would, in its good faith judgment, subject it to any expense or liability or be otherwise disadvantageous to it."
"SECTION 2.18. Pro Rata Treatment. Except as permitted under
Sections 2.14, 2.15(c), 2.16 and 2.17 with respect to interest, (i) each Revolving
Credit Borrowing, each payment or prepayment of principal of any Revolving
Credit
Borrowing, each payment of interest on the Revolving Credit Loans, each payment of the Facility Fees, each reduction of the Commitments and each refinancing of any
Borrowing with, conversion of any Borrowing to or continuation of any Borrowing as a Revolving Credit Borrowing of any Interest Rate Type shall be allocated pro rata among the Banks in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amount of their outstanding Revolving Credit Loans). Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Banks participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Banks participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising



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

such Borrowing. For purposes of determining the available Commitments of the Banks at any time, each outstanding Competitive Borrowing shall be deemed to have utilized the Commitments of the Banks (including those Banks that shall not have made Loans as part of such Competitive Borrowing) pro rata in accordance with such respective Commitments. Each Bank agrees that in computing such Bank's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Bank's percentage of such Borrowing computed in accordance with Section 2.01, to the next higher or lower whole dollar amount (or amount in the basic unit of the applicable Alternate Currency)."
"SECTION 2.21. Payments. The Borrower shall make each payment hereunder and under any instrument delivered hereunder not later than 12:00 noon,
New York City time (or 12:00 noon, London time, in respect of payments with respect to any Borrowing denominated in any Alternate Currency), on the day when due in lawful money of the United States (in freely transferable dollars) to the
Administrative Agent at its offices at 270 Park Avenue, New York, New York 10017, (or at its offices at Trinity Tower, 9 Thomas Moore Street, London, with respect to any Borrowing denominated in an Alternate Currency) for the account of the Banks, in Federal or other immediately available funds. Any payment received after such time on any day shall be deemed to be received on the next Business Day.
The Administrative Agent shall remit each Bank's portion of the Borrower's payment to such Bank promptly after receipt thereof. Except as set forth in the definition of
"Interest Period" as applied to LIBOR Loans, if any payment to be made hereunder or under any Note becomes due and payable on a day other than a Business
Day, such
payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest, if any, in connection with such payment."
(c) Article X of the Credit Agreement is hereby amended by adding new Sections 10.12 and 10.13 as follows:
"SECTION 10.12. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than the currency in which such sum is stated to be due hereunder (the "Agreement Currency"), be discharged only to the extent that, on the
Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the
Agreement Currency, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The



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

obligations of the parties contained in this Section 10.12 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder." "SECTION 10.13. European Monetary Union. (a) If, as a result of the implementation of European monetary union, (i) any currency ceases to be lawful currency of the nation issuing the same and is replaced by a European common currency, or (ii) any currency and a European common currency are at the same time recognized by the central bank or comparable authority of the nation issuing such currency as lawful currency of such nation and the Administrative Agent or the
Required Banks shall so request in a notice delivered to the Borrower, then any amount payable hereunder by any party hereto in such currency shall instead be payable in the European common currency and the amount so payable shall be determined by translating the amount payable in such currency to such European common currency at the exchange rate recognized by the European Central Bank for the purpose of implementing European monetary union. Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any currency will continue to be payable only in that currency. The Borrower agrees, at the request of the Required Banks, at the time of or at any time following the implementation of European monetary union, to enter into an agreement amending this Agreement in such manner as the Required Banks shall reasonably request in order to reflect the implementation of such monetary union and to place the parties hereto in the position they would have been in had such monetary union not been implemented."
SECTION 2. Representations and Warranties. The Borrower represents and warrants to each other party hereto that, after giving effect to this Amendment, (a) the representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects on and as of the date of this Amendment, except to the extent such representations and warranties expressly relate to an earlier date, and
(b) no Default or
Event of Default has occurred and is continuing.
SECTION 3. Effectiveness. This Amendment shall become effective as of the date set forth above when the Administrative Agent or its counsel shall have received counterparts of this Amendment which, when taken together, bear the signatures of the
Borrower, the Guarantors and the Required Banks.
SECTION 4. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Banks or the Administrative Agent under the
Credit Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein.
SECTION 5. Amendment Fees. In consideration of the agreements of the Banks contained herein, the Borrower agrees to pay to each Bank that returns an executed signature page of this Amendment not later than 5:00 p.m., New York City time, on



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

January 26, 2001, through the Administrative Agent, a work fee (a "Work Fee") equal to
$750; provided, that no Work Fees shall be payable hereunder if this Amendment shall not have been executed by Banks constituting the Majority Banks on or prior to January 26,
2001. The Work Fees shall be payable in immediately available funds on the next business day following the effective date of this Amendment. Once paid, the Work Fees shall not be refundable.
SECTION 6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of any executed counterpart of a signature page of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.
SECTION 7. Applicable Law. THIS AMENDMENT SHALL BE
CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF
THE STATE OF NEW YORK.



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

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

DENTSPLY INTERNATIONAL INC.,
by
Name:
Title:
by
Name:
Title:

CERAMCO INC.,
by
Name:
Title:

CERAMCO MANUFACTURING CO.,
by
Name:
Title:

MIDWEST DENTAL PRODUCTS
CORPORATION,
by
Name:
Title:

RANSOM & RANDOLPH COMPANY,
by
Name:
Title:

TULSA DENTAL PRODUCTS INC.,
by
Name:
Title:

DENTSPLY RESEARCH & DEVELOPMENT
CORP.,
by
Name:
Title:

DENTSPLY FINANCE CO.,
by
Name:
Title:

DENTSPLY INTERNATIONAL PREVENTIVE
CARE DIVISION, L.P.,
by
Name:
Title:

GAC INTERNATIONAL, INC.,
by
Name:
Title:

THE CHASE MANHATTAN BANK,
individually and as
Administrative Agent,
by
Name:
Title:

SIGNATURE PAGE to
AMENDMENT No. 1 to DENTSPLY
INTERNATIONAL INC. 364-DAY CREDIT
AGREEMENT, dated as of JANUARY 26, 2001


To approve Amendment No. 1:
Name of Institution:
by
Name:
Title:


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